Exhibit 10.5

AGREEMENT BETWEEN NORTH STATE BANK
AND CHARLES WASHBURN

THIS AGREEMENT is made and entered into on this 1st day of June 2000, by and between North State Bank (hereinafter referred to as “the Bank”) and Charles Washburn (hereinafter referred to as “Executive”).

WITNESSETH THAT:

WHEREAS, as of the effective date of this Agreement, Charles Washburn is employed by North State Bank as Executive Vice President and Chief Credit Officer, and as of the date of execution of this Agreement is employed in such capacity;

WHEREAS, the Bank desires to retain the services of Charles Washburn; and

WHEREAS, the parties to this Agreement desire to establish mutually satisfactory arrangements in the event there is a termination of services of Charles Washburn under circumstances provided for hereinafter;

NOW, THEREFORE, for and in consideration of the premises and the following covenants, the parties do hereby mutually agree:

1.        Capitalized terms used in this Agreement shall have the following definitions:

(a)       The term “Base Salary” means the annualized salary paid to Charles Washburn by the Bank during the twelve-month period ending on the last day of the last full month immediately preceding -the termination date. Such Base Salary shall be reviewed annually by the Compensation Committee or such other committee with the equivalent responsibilities.

(b)       The term “Bonuses” shall mean any and all incentive bonuses or discretionary bonuses granted by the Compensation Committee or the Board of Directors to Executive within the most current twelve month period during the term of this Agreement.

(c)       The term “Cause” means (i) the breach of or negligent inattention to duties as the Executive Vice President and Chief Credit Officer of the Bank; (ii) malfeasance of office or disloyalty to the Bank; (iii) commission of a felony or an unlawful act involving fraud or moral turpitude; or (iv) removal of Executive by federal or state regulators following a takeover of the Bank by such regulators.

(d)       “Change in Control” means (A) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) who or which are the beneficial owners (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities representing more than 40% of the combined voting power in the election of directors of the then outstanding securities of the Bank or any successor of the Bank, unless the acquisition of securities resulting in such ownership by such person or group had been approved by the Board of Directors of the Bank; (B) the termination of service of directors, for any reason other than death, disability or retirement from the Board of Directors, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board of Directors, unless the election of or nomination for election of each new director during such period was approved by a vote of at least a majority, of the directors still in office who were directors at the beginning of the period; (C) approval by the shareholders of the Bank of any sale or disposition of substantially all of the assets or earning power of the Bank; or (D) approval by the shareholders of the Bank of any merger, consolidation, or statutory share exchange to which the Bank is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation. Each determination concerning whether an event constitutes a Change in Control shall be made in a consistent manner as to the particular event with respect to all participants at the time of the event,

(e)       The term “Total Compensation” shall mean Base Salary plus any Bonuses.

2.        The Bank agrees to employ Executive as Executive Vice President and Chief Credit Officer of the Bank or such other position as may be assigned to him by the Board of Directors of the Bank during the term of this Agreement. Executive agrees to carry out such duties to the best of his abilities, as may be assigned to him from time to time by the Board of the Bank and to devote his full working time and energies to the business of the Bank, provided such duties shall be consistent with his position as Executive Vice President and Chief Credit Officer of the Bank.

3.        The term of employment provided for in this Agreement shall commence on June 1, 2000, and shall remain in full force for a period of three years thereafter. Such term shall be automatically extended for an additional year on each anniversary of the term commencement date and shall continue to renew as such, unless 30 days written notice of non-extension is provided by the Bank to Executive. Notwithstanding anything to the contrary provided in this Section 3, the Bank shall not be obligated to make any payment to Executive for a termination of Executive

4.        In the event of termination of Executive’s employment by reason due to death, Total and Permanent Disability or Retirement, Executive (or Executive’s Estate in the event of his death), shall be entitled to receive:

(a)       payment of any previously unpaid Base Salary through the date of termination;

(b)       payment of any life insurance, disability or other benefits, if any, for which Executive is then eligible under the terms of the Bank’s employee retirement, benefit and welfare plans; and, in the case of death or Total and Permanent Disability, a right to immediately vest in 100% of all options to purchase Common Stock of the Bank that have been granted to Executive by the Bank, to be exercised in accordance with the terms of any grant documents.

For purposes of this Section 4, “Total and Permanent Disability” shall have occurred if Executive (i) has established to the satisfaction of the Board of Directors that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 6 months and (ii) has satisfied any requirement imposed by the Board of Directors in regard to evidence of such disability. For purposes of this section, “Retirement” shall mean the date Executive reaches 65 or the date Executive retires in accordance with the Bank’s retirement arrangements established for Executive.

5.        In the event of termination of Executive’s employment for Cause, Executive shall receive only the payment of any previously unpaid Base Salary through the date of termination.

6.        In the event, but only in the event, that Executive’s employment is terminated at any time within three years following a Change in Control under circumstances stated in section (a) or (b) below of this Section 6, and only in such circumstances, Executive shall be entitled to receive those payments and benefits from the Bank as set forth in Section 7 herein. The circumstances to which this Section 6 applies are:

(a)       Termination by the Board of Directors of the Bank for reasons other than for Cause or other than as a consequence of Executive’s death, or attainment of normal Retirement as provided under any Bank retirement plan as in effect immediately preceding such date or the attainment of Retirement as defined above; or

(b)       Termination voluntarily by Executive following the occurrence of any of the following events:

(i)       the reduction of Executive’s annual salary (including any deferred portions thereof) or level of benefits or supplemental compensation; or

(ii)      the transfer of Executive to a location requiring a change in his residence or a material increase in the amount of travel normally required of Executive in connection with his employment.

7.        In the event of termination of Executive’s employment under the circumstances set forth in Section 6 above, the Bank agrees to provide or to cause to be provided to Executive the following rights and benefits:

(a)       Executive shall be entitled to receive payment from the Bank, in the Bank’s sole discretion, in cash, either (i) an amount equal to three years of Total Compensation within 30 days after such termination or (ii) an amount equal to three years of Total Compensation, payable monthly, over such three year period. In the event of Executive’s death prior to the time that such payments are made under this Section 7(a), all such sums shall be distributed to such beneficiary as Executive may from time to time designate in writing to the Bank, and if no such beneficiary is named, such sums shall be paid to Executive’s estate.

(b)       Unless prohibited by law, in the event that Executive is entitled to receive any sums or awards pursuant to compensation plans presently in place or which shall hereinafter be approved by the Board of Directors of the Bank, any and all vesting or maturity schedules or other rights conditioned upon the passage of time set forth in such compensation plans shall immediately lapse or be deemed to have a vesting schedule of three years, and Executive shall be entitled to receive all benefits previously granted to him thereunder. In the event any such immediate lapse or three-year vesting schedule would cause any such compensation plan that is then a “qualified” plan under the Internal Revenue Code to become non-qualified or would cause any materially adverse consequences to the Bank or its other employees, then such immediate lapse or three-year vesting shall not occur, but, instead, the Bank shall make such payments or otherwise provide such additional or substantially equivalent benefits or payments as may be, in the opinion of a mutually acceptable qualified third party, necessary to make the payments or benefits to Executive substantially equal to those to which he would have been entitled if such immediate lapse or three-year vesting had occurred.

(c)       In the event termination should occur prior to the grant of options and awards designated to Executive, the Bank shall provide such substantially equivalent payments or benefits as may be, in the opinion of a mutually acceptable qualified third party, necessary to make the payments or benefits to Executive substantially equal to those to which he would have been entitled if such options and awards had been adopted by the Board and approved by the shareholders, and if such options and awards had been granted as of the effective date of this Agreement.

(d)       In the event there are payments of whatever nature arising from this Agreement due on or after the date of termination from the Bank or any parent or subsidiary of the Bank to Executive, the receipt of which has been deferred by means of an instrument in writing signed by Executive, such payment shall be paid within 30 days of termination in a lump sum to Executive. In the event there are obligations (whether or not arising from this Agreement) of the Bank or any parent or subsidiary of the Bank to Executive outstanding on or after the date of termination, all such obligations shall immediately be accelerated to maturity and become due and payable in full as of the date of termination.

(e)       Until Executive reaches Retirement (as defined in Section 4), Executive shall continue to be covered by such life insurance, medical insurance, and accident and disability insurance plans of the Bank or any successor plans or programs in effect at or after termination for employees in the same class or category as was Executive prior to his termination, subject to Executive making payments thereunder required of employees in the same class or category as Executive was prior to his termination.

(f)       The specific arrangements referred to in this Section 7 are not intended to exclude Executive’s participation in other benefit plans in which Executive currently participates or which may become available to Executive, nor to preclude other compensation or benefits which may be authorized by the Board of Directors from time to time.

(g)       Notwithstanding the provisions of law or any provisions hereunder, Executive’s entitlement to benefits hereunder shall not be governed by a duty to mitigate those damages by seeking further employment nor offset by any compensation he may receive from future employment.

8.        The Bank has and shall have: no responsibility or obligation for any income tax or other tax costs or liabilities incurred by Executive as a result of or in connection with any payments or payment obligations by the Bank to Executive under this Agreement and all such payments and payment obligations shall be computed without regard to any tax effects to Executive.

9.        The Bank’s promise to pay or cause to be paid to Executive pursuant to the provisions of Section 7 are absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any rights of off-set, counterclaim, recoupment, defense, or other rights which the Bank may have against him or others. All such amounts payable or to be payable by the Bank hereunder shall be paid without notice or demand, and each and every such payment made by the Bank shall be final, and the Bank shall not have any reason whatsoever to seek to recover any payment from Executive or whomever shall be entitled thereto.

10.      Bank and Executive recognize that there may be significant legal issues or restrictions arising under banking, securities, corporate or other laws that may affect the Bank’s and Executive’s ability to effectuate their mutual intent as expressed in this Agreement, particularly with respect to the stock option and restricted stock award plans, but that have not been determined at the time this Agreement is executed, and thus certain modified or additional undertakings may later be determined necessary. Further, it is the desire of the Bank and Executive that the provisions of this Agreement be effectuated in a fashion that will not adversely affect the interests of the Banks other employees and its shareholders, but that this Agreement be carried out in such a manner as will benefit those constituencies. Accordingly, the Bank and Executive agree that the -undertakings of such actions and execution and delivery of such agreements, instruments or other documents as they may mutually deem necessary or appropriate to accomplish all such purposes, shall not be deemed to be in derogation of or inconsistent with this Agreement, but in fulfillment thereof.

11.      This Agreement constitutes the entire Agreement between the parties and supersedes all memoranda, discussion, correspondence and agreements prior to the date of execution of this Agreement. This Agreement shall be binding on the heirs, executors, administrators, successors and assigns of the parties. This Agreement is to be governed by the laws of the state of North Carolina. In the event that any part of this Agreement shall be held invalid or -unenforceable, it shall not affect the validity of this Agreement as a whole or other remaining parts thereof. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

NORTH STATE BANK
BY:	/s/ LARRY BARBOUR

Larry Barbour President and Chief Executive Officer

/s/ CHARLES WASHBURN

Charles Washburn

AMENDMENT NO. 1 TO AGREEMENT

THIS AMENDMENT NO. 1 TO AGREEMENT (the “Agreement”) is made and entered into on this 23rd day of October, 2002 (the “Effective Date”), by and between North State Bank, a North Carolina banking corporation (the “ Bank”) and Charles Washburn (“Executive”).

WITNESSETH:

WHEREAS, the Bank and Executive entered into that certain Agreement dated as of June 1, 2000 (the “Agreement”);

WHEREAS, capitalized terms used in this First Amendment shall have the same meaning as assigned to them in the Agreement;

WHEREAS, the Bank and Executive agree that Section 7(e) of the Agreement contained a mutual mistake and that neither party hereto intended the benefits described in Section 7(e) of the Agreement to continue until Executive’s Retirement (as defined in the Agreement) or beyond the date that Executive began receiving comparable benefit coverage with a new employer;

WHEREAS, Section 12 of the Agreement permits modification in a writing signed by both parties to the Agreement; and

WHEREAS, the parties hereto now desire to amend the Agreement upon the terms and conditions enumerated below.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.        Consideration to Executive. In consideration of Executive’s agreement to amend the Agreement to correct the mutual mistake in Section 7(e) of the Agreement, the Bank shall pay Executive the sum of One Hundred Dollars ($100.00), less any withholdings required by law.

2.        Amendment. Section 7(e) of the Agreement is hereby deleted and replaced in its entirety with the following provision:

For three (3) year(s) after Executive’s termination, the Bank shall continue Executive’s coverage under such life insurance, medical insurance, and accident and disability insurance plans at the level in effect on the Termination Date, subject to Executive making payments thereunder required of any employees in comparable positions to Executive; provided, however, that if Executive commences employment with a new employer during that three-year period and receives comparable benefit coverage to that being provided by the Bank, then Executive’s participation in the benefit plans provided by Bank shall cease immediately upon the date Executive begins participation in his new employer’s plan(s).

3.        No Other Amendment. Except as specifically amended pursuant to this First Amendment, the Agreement remains in full force and effect in accordance with its terms.

4.        Governing Law. This First Amendment shall be governed, construed and interpreted in accordance with the laws of the State of North Carolina, without giving effect to principles of conflicts of laws.

5.        Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.        Binding Effect. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, successors and assigns.

7.        Effect of Amendment. Except as expressly amended herein, the terms of the Agreement are incorporated herein by reference as if fully set out and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement effective as of the Effective Date.

NORTH STATE BANK
BY:	/s/ LARRY D. BARBOUR

Larry D. Barbour President and Chief Executive Officer

EXECUTIVE:
/s/ CHARLES WASHBURN

Charles Washburn

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